EXHIBIT 99.1

NEWS RELEASE

AMERICAN EAGLE

OUTFITTERS

Reports May Sales of $168.8 Million on a Same Store Sales Increase of 11%

Reiterates Second Quarter EPS Guidance

Warrendale, PA, May 31, 2006 -- American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced that total sales for the month ended May 27, 2006 increased 19% to $168.8 million, compared to $141.6 million for the month ended May 28, 2005. Comparable store sales increased 11% for the month. May sales were driven by a favorable customer response to the summer assortment and on-going strength of the American Eagle brand.

Total sales for the year-to-date seventeen-week period ended May 27, 2006 increased 16% to $691.2 million, compared to $598.1 million for the seventeen-week period ended May 28, 2005. Comparable store sales increased 9% for the year-to-date period.

Based on May sales performance, the company is reiterating its second quarter earnings guidance of $0.39 to $0.41 per share, compared to $0.37 per share last year. Second quarter guidance includes stock option expense of approximately $0.01 per share. For the year, stock option expense is expected to be approximately $0.04 to $0.05 per share.

To access our recorded monthly sales commentary, please call 800-642-1687, conference code 3282124#.

Due to the timing of the 4th of July Holiday, the company will announce June sales on the morning of Thursday, July 6th. The company will return to its regular reporting schedule with its July sales announcement on Wednesday, August 2nd.

American Eagle Outfitters (NASDAQ: AEOS) is a leading retailer that designs, markets and sells its own brand of laidback, current clothing targeting 15 to 25 year-olds, providing high-quality merchandise at affordable prices. AE's original collection includes standards like jeans and graphic Ts as well as essentials like accessories, outerwear, footwear, basics and swimwear. American Eagle Outfitters currently operates 806 stores in 50 states, the District of Columbia and Puerto Rico, and 71 AE stores in Canada. AE also operates ae.com, which offers additional sizes and styles of favorite AE merchandise and ships around the world. The company plans to open MARTIN + OSA, a new sportswear concept targeting 25 to 40 year-old women and men, in the fall of 2006. For additional information and updates, visit www.martinandosa.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding second quarter earnings. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company's control. Such factors include, but are not limited to the risk that the company's second quarter sales, markdowns and/or earnings expectations may not be achieved and those other risks described in the Risk Factor Section of the company's Form 10-K for the year ended January 28, 2006 filed with the Securities and Exchange Commission. Accordingly, the company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT:
American Eagle Outfitters, Inc.
Judy Meehan, 724-776-4857

OR

Financial Media Contact
Berns Communications Group
Stacy Berns or Melissa Jaffin, 212-994-4660